UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

TALEO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 7, 2007
Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Taleo Corporation that will be held on Thursday, June 7, 2007 at 3:00 p.m., Pacific time, at Taleo’s principal executive offices located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about May 7, 2007.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2006 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Taleo.

Very truly yours,

Michael Gregoire
Chief Executive Officer and President

TALEO CORPORATION
4140 Dublin Boulevard, Suite 400
Dublin, California 94568

NOTICE OF ANNUAL MEETING
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, June 7, 2007 at 3:00 p.m., Pacific time.

Place:	Taleo’s principal executive offices, located at: 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

Items of Business:	(1) To elect three Class II directors for a term of three years or until their respective successors have been duly elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

(3) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 20, 2007.

Voting:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Michael Gregoire
Chief Executive Officer and President

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about May 7, 2007.

TALEO CORPORATION
4140 Dublin Boulevard, Suite 400
Dublin, California 94568

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Taleo Corporation is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 7, 2007 at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about May 7, 2007.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Taleo’s principal executive offices, located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568. The telephone number at that location is (925) 452-3000.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 20, 2007. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 3:00 p.m., Pacific time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record — If your shares are registered directly in your name with Taleo’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Taleo.

Beneficial owners — Many Taleo stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Taleo’s Class A common stock, par value $0.00001 per share, and Taleo’s Class B common stock, par value $0.00001 per share (collectively, the “Common Stock”), at the close of business on April 20, 2007 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 23,863,938 shares of Class A common stock and 1,356,359 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting. No shares of Taleo’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Taleo common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Taleo stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Taleo common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Pacific time, on June 6, 2007. Most Taleo stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Taleo common stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Pacific time, on June 6, 2007. Most Taleo stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1) The election of three Class II directors for a term of three years or until their respective successors have been duly elected and qualified; and

(2) The ratification of the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal One — A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. The three nominees for director receiving the highest number of affirmative votes will be elected as directors of Taleo to serve for a term of three years or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two — The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

• “FOR” the three nominees for election as director listed in Proposal One; and

• “FOR” the ratification of the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Taleo does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Taleo’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Taleo’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Taleo’s Secretary or should be sent so as to be delivered to Taleo’s principal executive offices, Attention: Corporate Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Taleo will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Taleo may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Taleo may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Taleo may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Taleo’s proxy materials — Stockholders may present proper proposals for inclusion in Taleo’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Taleo’s Secretary in a timely manner. In order to be included in the proxy statement for the 2008 annual meeting of stockholders, stockholder proposals must be received by Taleo’s Secretary no later than January 8, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Taleo’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Taleo’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Taleo’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Taleo no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Taleo first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2008 annual meeting of stockholders is January 8, 2008.

If a stockholder who has notified Taleo of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Taleo need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:	A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Taleo. All notices of proposals by stockholders, whether or not included in Taleo’s proxy materials, should be sent to Taleo’s principal executive offices, Attention: Corporate Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Taleo proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2006 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2006 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2006 Annual Report may request to receive a separate copy of the proxy materials and 2006 Annual Report by calling (925) 452-3000 or by writing to Investor Relations at Taleo’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2006 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Taleo’s principal executive offices?

A:	Taleo’s principal executive offices are located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

Any written requests for additional information, additional copies of the proxy materials and 2006 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Taleo’s Board of Directors is currently comprised of nine members who are divided into three classes with staggered three-year terms. A director serves in office until his respective successor is duly elected and qualified or until his earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees

Three Class II directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2010. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Michael Gregoire, Eric Herr and Michael Tierney for re-election as Class II directors. The term of office of each person elected as director will continue until such director’s term expires in 2010 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the re-election of Messrs. Gregoire, Herr and Tierney. Taleo expects that Messrs. Gregoire, Herr and Tierney will accept such nominations; however, in the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Information Regarding the Nominees and Other Directors

Nominees for Class II Directors for a Term Expiring in 2010

Name	Age	Principal Occupation and Business Experience

Michael Gregoire	41	President and Chief Executive Officer, Taleo Corporation. Mr. Gregoire has served as Taleo’s president and chief executive officer since March 2005 and as a director since April 2005. Prior to joining Taleo, Mr. Gregoire worked at PeopleSoft, an enterprise software company, from May 2000 to January 2005, most recently as executive vice president, global services. Prior to PeopleSoft, Mr. Gregoire served as managing director for the Global Financial Markets at Electronic Data Systems, Inc, a technology services provider, from 1996 to April 2000. Mr. Gregoire holds a master’s degree from California Coast University and a bachelor’s degree in physics and computing from Wilfred Laurier University in Ontario, Canada.
Eric Herr	59	Chairman of the Board, Taleo Corporation. Mr. Herr has served as a director since March 2004, and as chairman of the board since March 2007. Mr. Herr served as an executive-in-residence at the Whittemore School of Business at the University of New Hampshire from September 1999 to May 2006. Mr. Herr previously served as president and chief operating officer of Autodesk, Inc., a design software and digital content company, from September 1996 to September 1999. Mr. Herr also served as Autodesk’s chief financial officer from May 1992 until September 1996, as vice president, finance and administration, from January 1995 to May 1995, and as vice president, emerging businesses, from December 1992 through January 1995. Mr. Herr holds a bachelor’s degree in economics from Kenyon College and a master’s degree in economics from Indiana University. Mr. Herr has served as chairman of the board of directors of Workscape, Inc. since May 2005 and as a board member and chairman of the audit committee of WNS (Holdings) Ltd. (NYSE: WNS) since July 2007. Mr. Herr currently sits on the Judicial Council for the State of New Hampshire.

Name	Age	Principal Occupation and Business Experience

Michael Tierney	54	Chief Executive Officer, Seneca Investments, LLC. Mr. Tierney has served as a director since February 2001. Since 2001, Mr. Tierney has been the chief executive officer of Seneca Investments, LLC, which owns various investments in digital marketing and communications companies. Prior to joining Seneca, Mr. Tierney was a senior executive with Omnicom Group, Inc., a holding company of advertising, marketing and communications firms. From 1983 to 1992, and from 1995 to 2000, when he joined Omnicom, Mr. Tierney was an investment banker with Lehman Brothers, Stamford Company and Ecoban Finance Ltd., focusing on international transactions. From 1992 to 1995, he was President of Alusit Ltd., an international specialty packaging company subsequently acquired by Japan Tobacco, part of the Japanese Ministry of Finance. From 1979 to 1983, Mr. Tierney practiced law in New York and Hong Kong with Coudert Brothers, and as General Counsel, Asia, for American Express Bank. Mr. Tierney holds a bachelor’s degree in English from the University of Maryland and a law degree from the University of Chicago.

Incumbent Class III Directors Whose Term Expires in 2008

Name	Age	Principal Occupation and Business Experience

Patrick Gross	62	Chairman, The Lovell Group. Mr. Gross has served as a director since August 2006. Mr. Gross is chairman of The Lovell Group, a private business and technology advisory and investment firm, which he joined in October 2002. Mr. Gross is a founder of, and served in a variety of positions from 1970 to 2002 at American Management Systems, Inc., an information technology consulting, software development, and systems integration firm. Mr. Gross serves on the boards of directors of Capital One Financial Corporation, Career Education Corporation, Mobius Management Systems, Inc., Liquidity Services, Inc. and Waste Management, Inc. Mr. Gross also serves on the boards of directors of various private companies. Mr. Gross holds a bachelor’s degree in engineering science from Rensselaer Polytechnic Institute, a master’s degree in engineering from the University of Michigan and a master’s degree in business administration from Stanford University.
Jeffrey Schwartz	42	Managing Director, Bain Capital Venture Partners, LLC. Mr. Schwartz has served as a director since January 2001. Mr. Schwartz is a managing director of Bain Capital Venture Partners, LLC, a private investment firm. Prior to joining Bain Capital Venture Partners in March 2000, Mr. Schwartz was a vice president of Wellington Management Company, LLP, an investment management firm, from January 1999 to February 2000, and a vice president with Merrill Lynch, Pierce, Fenner & Smith Incorporated, an investment banking firm, from August 1994 to January 1999. Mr. Schwartz holds a bachelor’s degree in economics from Dartmouth College and a master’s degree in business administration from Harvard University.

Name	Age	Principal Occupation and Business Experience

Louis Tetu	42	Independent Investor. Mr. Tetu has served as a director since July 1999. Mr. Tetu served as Taleo’s chairman of the board of directors from March 2006 to March 2007, as Taleo’s executive chairman of the board of directors from April 2005 to February 2006, and as chairman of the board of directors from July 1999 to April 2005. Mr. Tetu also served as Taleo’s chief executive officer from July 1999 to March 2005 and president from March 2004 to March 2005. Prior to joining Taleo, Mr. Tetu served as president of Baan Supply Chain Solutions, an enterprise applications vendor, from May 1996 to December 1998, following its acquisition of Berclain Group Inc., a supply chain management solutions vendor. Mr. Tetu co-founded and served as president of Berclain Group from 1989 to April 1996. Mr. Tetu also serves on the board of directors of L’Entraide Mutual Life Insurance Company of Canada. Mr. Tetu holds a bachelor’s degree in mechanical engineering from Laval University in Canada.

Incumbent Class I Directors Whose Term Expires in 2009

Name	Age	Principal Occupation and Business Experience

Gary Bloom	46	Former Vice Chairman and President of Symantec. Mr. Bloom has served as a director since February 2007. Mr. Bloom was most recently the Vice chairman and president of Symantec Corporation from July 2005 to March 2006. Mr. Bloom joined Symantec as a result of Symantec’s merger with VERITAS Software Corporation, where he served as president and chief executive officer from November 2000 to January 2002, and chairman, president and chief executive officer from January 2002 to July 2005. Mr. Bloom joined Veritas after a 14-year career with Oracle Corporation, an enterprise software company, where he served as Executive Vice President responsible for server development, platform technologies, marketing, education, customer support and corporate development from May 1999 to November 2000, as Executive Vice President of the systems product division from March 1998 to May 1999, as Senior Vice President of the systems products division from November 1997 to March 1998, as Senior Vice President of the worldwide alliances and technologies division from May 1997 to October 1997, as Senior Vice President of the product and platform technologies division from May 1996 to May 1997, and as Vice President of the mainframe and integration technology division and Vice President of the massively parallel computing division from 1992 to May 1996. Mr. Bloom holds a bachelor’s degree in computer science from California Polytechnic State University San Luis Obispo.

Name	Age	Principal Occupation and Business Experience

Howard Gwin	48	Executive Management Consultant. Mr. Gwin has served as a director since December 2004. Mr. Gwin is an executive management consultant, advising chief executive officers in the technology industry. Prior to being an executive management consultant, Mr. Gwin served as a consultant to Solect Technology Group, a provider of billing, customer care and service management software, from May 2000 to December 2000 and as president and chief executive officer of Solect from February 2000 to April 2000. Prior to Solect, Mr. Gwin served as executive vice president, worldwide operations, at PeopleSoft, Inc., an enterprise software company, from February 1999 to January 2000, as senior vice president, international, from January 1998 to January 1999, as vice president, Europe from May 1996 to December 1997 and as vice president, Canada, from September 1994 to May 1996. Prior to PeopleSoft, Mr. Gwin served as general manager of strategic operations at Xerox Corporation, a technology and services enterprise, from October 1992 to August 1994. Mr. Gwin also serves on the boards of directors of MKS Inc. and several private companies. Mr. Gwin holds a bachelor’s degree in business administration from Simon Fraser University in Canada.
Greg Santora	56	Former Chief Financial Officer of Shopping.com. Mr. Santora has served as a director since December 2006. Mr. Santora is an independent management consultant, advising clients in the technology industry. Prior to being an independent management consultant, Mr. Santora served as chief financial officer of Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 to September 2005. From 1997 through 2002, he served as senior vice president and chief financial officer of Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He has served on the board of directors of Align Technology, Inc. since July 2003.

There are no family relationships among any of our directors or executive officers.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of Taleo for the fiscal year ending December 31, 2007, and recommends that the stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited Taleo’s financial statements since 1999. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment
of Deloitte & Touche LLP as Taleo’s Independent Registered Public Accounting Firm
for the Fiscal Year Ending December 31, 2007.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Taleo by Deloitte &Touche LLP for the years ended December 31, 2006 and December 31, 2005.

	2006(1)	2005(2)

Audit Fees(3)	$2,160,788	$1,658,187
Audit-Related Fees	—	—
Tax Fees(4)	263,428	13,220
All Other Fees(5)	15,220	14,046

Total	$2,439,436	$1,685,453

(1)	Amounts paid in Canadian dollars were converted to US dollars using the average conversion rate of 0.8581 Canadian dollars per US dollar on December 31, 2006.

(2)	Amounts paid in Canadian dollars were converted to US dollars using the average conversion rate of 0.8262 Canadian dollars per US dollar on December 31, 2005.

(3)	Audit fees consist of fees billed for professional services rendered for the audit of Taleo’s annual financial statements included in Taleo’s Annual Reports on Form 10-K and for the review of the financial statements included in Taleo’s Quarterly Reports on Form 10-Q, as well as services that generally only Taleo’s independent registered public accounting firm can reasonably provide. Audit fees for 2006 also include the audit of Taleo’s internal control over financial reporting and management’s assessment of the effectiveness of Taleo’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(4)	Tax fees consist principally of services related to our Canadian tax audit, tax compliance, and reporting and tax consulting.

(5)	All other fees consist of fees rendered in connection with the acquisition of certain assets of JobFlash, Inc., research, and our S-8 registration statement filing in fiscal 2006.

Pre-Approval of Audit and Non-Audit Services

Taleo’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Taleo’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Taleo by its independent registered public accounting firm, with certain exceptions described in the policy.

All Deloitte & Touche LLP services and fees in 2005 and 2006 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Taleo has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.” Taleo will also post on this section of its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, which are required to be disclosed by the rules of the Securities and Exchange Commission (“SEC”) or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Michael Gregoire and Louis Tetu, all of its other members are “independent directors” as that term is defined in the Nasdaq listing standards.

The Board of Directors considered that Mark A. Bertelsen, who was a director until February 2007, is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). During fiscal 2006, WSGR provided legal services to us and received payments from us of approximately $0.9 million. We believe the services performed by WSGR were provided in the ordinary course of business on terms no more or less favorable than those available from unrelated parties.

Board Meetings and Committees

During 2006, the Board of Directors held a total of four meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings held by all committees of the Board of Directors on which he served during the past fiscal year. Taleo’s Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Howard Gwin, Greg Santora and Michael Tierney, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Mr. Santora is the chairman of the Audit Committee. The Board of Directors has determined that Mr. Santora is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met eleven times during 2006.

The Audit Committee is responsible for:

•	Overseeing the accounting and financial reporting processes and audits of our financial statements;

•	Overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls; and

•	Providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 34.

Compensation Committee

The Compensation Committee currently consists of Patrick Gross, Mr. Gwin and Jeffrey Schwartz, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Gwin is the chairman of the Compensation Committee. The Compensation Committee met four times during 2006.

The Compensation Committee is responsible for:

•	Overseeing our compensation policies, plans and benefit programs and making recommendations to the board with respect to improvements or changes to the plans and other plans proposed for adoption;

•	Reviewing and approving for our chief executive officer and other executive officers: (i) annual base salary, (ii) annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change of control agreements/provisions, (v) signing bonuses or payment of relocation costs, and (vi) any other benefits, compensation or arrangements;

•	Approving and evaluating the compensation plans, policies and programs for executive officers; and

•	Acting as administrator of our equity compensation plans.

The Compensation Committee has delegated to the Non-executive Stock Option Committee, consisting of Taleo’s chief executive officer, the authority to grant stock options within certain guidelines to employees other than Taleo’s executive officers. See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Taleo’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 19.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Gary Bloom, Mr. Gross and Mr. Tierney, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Gross is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during 2006.

The Corporate Governance and Nominating Committee is responsible for:

•	Reviewing and making recommendations to the board regarding matters concerning corporate governance;

•	Reviewing the composition and performance of the board and making recommendations to the board regarding director nominees and director compensation;

•	Reviewing and making recommendations to the board regarding committees and their composition; and

•	Reviewing conflicts of interest of members of the board of directors and officers.

The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by the stockholders of Taleo; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on Taleo’s website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Gross, Mr. Gwin and Mr. Schwartz served as members of the Compensation Committee during fiscal 2006. No interlocking relationship exists between any member of Taleo’s Board of Directors or Compensation Committee

and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Taleo.

Attendance at Annual Stockholder Meetings by the Board of Directors

Taleo encourages members of the Board of Directors to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Two directors, Mr. Gregoire and Mr. Bertelsen, attended Taleo’s 2006 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Taleo’s Corporate Secretary at Taleo’s principal executive offices and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Taleo within the last three years and evidence of the recommending person’s ownership of Taleo stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for reelection at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (i) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (ii) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (iii) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the software industry and Taleo’s business in particular, (iv) have qualifications that will increase the overall effectiveness of the Board of Directors, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the Board of Directors, c/o Chairman of Corporate Governance and Nominating Committee at Taleo’s principal executive offices. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

Taleo’s compensation philosophy is to provide competitive compensation to attract, motivate and retain the talented individuals that are critical for our success. We have designed our compensation programs to encourage the achievement of overall financial results and individual contributions by executive officers and other employees and to align the interests of our employees with the interests of our stockholders in order to promote the short-term and long-term growth of our business.

The individuals who served as chief executive officer and chief financial officer for fiscal 2006, as well as the other executive officers named in the “2006 Summary Compensation Table” below, are referred to as our “named executive officers.”

Role of the Compensation Committee

Our Compensation Committee currently consists of Patrick Gross, Howard Gwin and Jeffrey Schwartz. Each member of our Compensation Committee is (i) an “independent” director under the requirements of Nasdaq, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on our website at www.taleo.com under “Company — Investor Relations — Corporate Governance.”

The Compensation Committee is responsible for overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the Compensation Committee reviews and approves the specific elements of our named executive officers’ compensation, as well as agreements or arrangements with our named executive officers relating to employment, severance or changes of control. In doing so, our Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our compensation philosophy and programs.

Role of Executives in Determining Compensation

We review with the Compensation Committee on a regular basis our compensation philosophy and programs, including for named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Management, including Mr. Gregoire, our chief executive officer, and our group vice president of people and talent, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Gregoire’s compensation with him, but makes decisions with respect to Mr. Gregoire’s compensation without him present.

Mr. Gregoire and other executive officers or employees attend some of the Compensation Committee’s meetings, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Gregoire, acting as the Non-executive Stock Option Committee, a subcommittee of the Compensation Committee, the authority to grant stock options within certain guidelines. See “Equity Grant Policy” below.

Comparative Compensation Analysis

Taleo aligns both its cash and equity compensation to market comparables. We select our peer companies on the basis of fiscal and business similarities to Taleo. We analyze market compensation practices annually using the most directly-relevant published survey sources available, including surveys from Radford Surveys + Consulting (“Radford”) for our 2006 compensation analysis and Radford and Culpepper and Associates, Inc. for our 2007 compensation analysis. For 2006 and 2007, we considered our peer companies to be software companies with revenues under $200 million, including: Actuate, Advent, Callidus, Interwoven, Lightbridge, Quark, SuccessFactors and Vingnette, among others. In 2007, management engaged a compensation consulting firm, Advanced Professionals, to assist in the analysis of compensation survey data. Advance Professionals provided its feedback to management and provides no other services to the company. In addition to survey data, we analyze information reported in our peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation, and equity compensation.

Elements of Compensation

The principal elements of our executive compensation programs are:

•	Base salary;

•	Cash incentive compensation;

•	Equity compensation;

•	Severance and change of control protection; and

•	Perquisites and generally available benefit programs.

In 2006, we structured on-target cash incentive compensation under our executive bonus plan, as described below, to represent approximately 80% to 105% of base salary, with a maximum of approximately 100% to 170% of base salary for achievement above target. Pursuant to the terms of his employment agreement, Mr. Sisodraker, our former executive vice president and chief financial officer, did not participate in the executive bonus plan for portions of his employment in 2006 and his compensation has been excluded from the preceding ranges. In 2006, base salary represented approximately 16% to 45% of total compensation for named executive officers, and cash bonuses under our executive bonus plan and discretionary bonuses represented approximately 5% to 45% of total compensation for named executive officers. With the exception of Mr. Gregoire, who did not receive a new equity award in 2006 because of his relatively short tenure at the company, our named executive officers as of January 1,

2006 were awarded restricted stock and restricted stock units in 2006. See “Grants of Plan-Based Awards in 2006” below. Ms. Murray, our executive vice president and chief financial officer, received a stock option award in connection with her start of employment in 2006. New equity awards represented approximately 0% to 20% of total compensation for our named executive officers in 2006.

For 2007, we increased cash compensation to certain named executive officers and awarded new equity grants to our named executive officers consistent with our compensation philosophy. In 2007, we intend for base salaries to represent approximately 13% to 38% of total compensation for named executive officers, and for cash bonuses to represent approximately 15% to 40% of total compensation for named executive officers. We intend new equity awards in 2007 to represent approximately 5% to 15%, of total compensation.

For the annual compensation value of equity awards, figures above use the annual compensation expense to us for such awards, calculated in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” (“FAS 123(R)”) (disregarding an estimate of forfeitures related to service-based vesting conditions).

Base Salary

We establish base salaries for our named executive officers primarily on the basis of the executive’s level of responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. We review salaries annually and may adjust them from time to time in accordance with certain criteria, which include individual performance, the functions performed by the named executive officer, the scope of the named executive officer’s on-going duties, Taleo’s financial performance generally, general changes in the compensation peer group in which Taleo competes for executive talent, and general changes in market conditions. To determine salary recommendations for each named executive officer other than himself, Mr. Gregoire reviews the comparable data discussed above with our group vice president of people and talent and makes a recommendation to the Compensation Committee for review and approval. Base salary with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee directly in light of our compensation philosophy and comparable data.

For 2007, the Compensation Committee approved the following base salary amounts, which became effective April 1, 2007:

	2006 Base	2007 Base
	Salary	Salary
Named Executive Officer	($)	($)

Mr. Gregoire	300,000	300,000
Ms. Murray	275,000	275,000
Mr. Benson	200,000	210,000
Mr. Carr	250,000	250,000
Mr. Gauvin	154,040	170,000

Cash Incentive Compensation

Executive Bonus Plan.  The Compensation Committee annually approves an executive bonus plan to provide a variable cash bonus designed to motivate participants to achieve our financial and other performance objectives and reward executives for their achievements when those objectives are met. All of our named executive officers participated in the executive bonus plan in 2006.

The amount of cash bonus paid under the executive bonus plan in 2006 to each named executive officer was determined by an individualized formula based on the achievement of a variety of quarterly and yearly financial and non-financial performance objectives including bookings, revenue, gross margins, cost of goods sold, system up-time, customer renewal rates and other objectives. For certain performance objectives it was possible to exceed the targeted achievement and receive a bonus payment in excess of the target. Twenty percent of the target cash bonus was payable each quarter, with an additional twenty percent payable at year end. While performance targets are established at levels that are intended to be achievable, a maximum bonus payout would require very high levels of both individual and company performance that we believe is possible but difficult to achieve. In 2006, we did not pay the on-target cash bonus amount to any named executive officer who was employed by Taleo for the entire year.

The bonuses paid in 2006 to our named executive officers under the executive bonus plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table” below. The on-target and maximum bonus payable in 2006 to each named executive officer under the executive bonus plan is reflected in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards in 2006” table, below. Together with the Compensation Committee, we review our target cash bonuses annually and may adjust them from time to time if needed to reflect changes in market conditions. To determine target cash bonus recommendations for each named executive officer other than himself, Mr. Gregoire reviews the market comparable data with our group vice president of people and talent and makes a recommendation to the Compensation Committee for review and approval. The target cash bonus with respect to Mr. Gregoire is reviewed annually by the Compensation Committee and adjustments are determined by the Compensation Committee in light of our compensation philosophy and market comparable data.

In March 2007, the Compensation Committee approved the following on-target bonus amounts with respect to our named executive officers under the executive bonus plan for 2007:

	2006 On-Target	2007 On-Target
Named Executive Officer	Bonus ($)	Bonus ($)

Mr. Gregoire	300,000	400,000
Ms. Murray	150,000	150,000
Mr. Benson	200,000	210,000
Mr. Carr	250,000	250,000
Mr. Gauvin	119,809	170,000

The executive bonus plan for 2007 operates in a substantially similar manner to the executive bonus plan in 2006. The target bonuses set forth in the table above became effective April 1, 2007, except with respect to Mr. Gregoire, whose target bonus became effective January 1, 2007.

Discretionary Bonuses.  In addition to the executive bonus plan, in 2006 we paid additional discretionary cash bonuses to our named executive officers as reflected in the “Bonus” column of the “2006 Summary Compensation Table” below. In the case of Ms. Murray and Mr. Sisodraker, these amounts reflect mandatory payments required by their respective employment agreements with the company. No such mandatory payments are payable for periods in 2007. For the remainder of named executive officers, these payments reflect bonuses for achievement of non-financial objectives not measured by the executive bonus plan in 2006.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders and attract and retain high-caliber executives through recognition of anticipated future performance. We grant stock options, restricted stock and restricted stock units to employees, including our named executive officers, under our stock plans.

At the beginning of 2006, substantially all option awards granted to our named executive officers were unlikely to be exercised as a result of our stock price in comparison to the exercise price of the awards. See “Outstanding Equity Awards at 2006 Fiscal Year-End” below. With the exception of Mr. Gregoire who did not receive a new equity award in 2006, our named executive officers as of January 1, 2006 were awarded restricted stock and restricted stock units in 2006 as a retention incentive and in furtherance of our goal for new equity grants to comprise a substantial component of executive compensation. See “Grants of Plan-Based Awards in 2006” below. Mr. Sisodraker, our former chief financial officer, was awarded restricted stock units as an incentive to remain employed with Taleo through the end of 2006 in order to complete the transition of his function to our new chief financial officer, Ms. Murray. Ms. Murray received a stock option award in connection with her start of employment in 2006.

In 2007, we granted stock option awards to each named executive officer in the following amounts:

Named Executive Officer	Option Awards (#)

Mr. Gregoire	100,000
Ms. Murray	30,000
Mr. Benson	35,000
Mr. Carr	35,000
Mr. Gauvin	30,000

These grants were made on February 21, 2007 and are intended to meet our retention objectives and maintain our market alignment for target compensation. We determined grant amounts by reviewing competitive market data, as described above, individual performance assessments and business objectives with the Compensation Committee.

Equity Grant Policy

In 2006 and prior, the effective grant date for all equity awards to named executive officers and members of our board of directors was the date on which the Compensation Committee approved the grant, unless our board of directors or the Compensation Committee specified a later date or grants occurred automatically pursuant to our stock plans. In March 2007, the Compensation Committee adopted a policy with the following terms:

•	For awards approved during a closed trading window under our insider trading policy, the grant date for all equity awards that directly report to our chief executive officer and all equity awards of greater than 20,000 shares shall be the next open trading day following the date of approval by the Compensation Committee;

•	For equity awards to new directors, which are approved automatically upon appointment of the director under our 2004 Stock Plan, that occur during a closed trading window, the grant date shall be the next open trading day following the date of automatic approval;

•	The grant date for automatic annual equity awards to our directors with greater than six months of board service shall be the date of the annual meeting;

•	If approved by the Compensation Committee during a closed trading window, the grant date for Taleo’s annual non-executive employee retention grant to all eligible employees shall be the next open trading day following the date of approval by the Compensation Committee; and

•	Equity awards to new employees other than employees that directly report to our chief executive officer and awards of greater than 20,000 shares shall be approved by Mr. Gregoire, acting as the Non-executive Stock Option Committee, on the second Monday following the last day of the employee’s month of hire and the grant date shall be the date of approval by the Non-executive Stock Option Committee.

All stock options are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant.

Severance and Change of Control Protection

Taleo has entered into employment agreements with our named executive officers, which in part provide for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control of Taleo. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate named executive officers to continue employment with the company and maximize shareholder value in the event of a potential change in control. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. In 2006, we paid the expenses of Ms. Murray’s relocation from New York, New York to San Francisco, California, as well as a gross-up for tax associated with the taxable portion of such expense reimbursement. See “2006 Summary Compensation Table” below.

Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2006, Taleo did not match employee contributions to our 401(k) plan. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the named executive officers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Taleo to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. To the extent appropriate, Taleo intends to take the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction limitation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Howard Gwin (Chairman)
Patrick Gross
Jeffrey Schwartz

2006 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Grants	Compensation	Compensation		Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)		($)

Michael Gregoire	2006	300,000	—	—	1,381,863	216,000	—		1,897,863
President and Chief Executive Officer
Katy Murray(3)	2006	80,208	75,000	12,866	46,755	53,000	29,962	(4)	297,791
Executive Vice President and Chief Financial Officer
Bradford Benson	2006	200,000	5,000	72,708	211,070	124,000	—		612,778
Executive Vice President, Products and Technology
Jeffrey Carr	2006	243,750	10,000	72,708	238,448	164,000	—		728,906
Executive Vice President, Global Alliances and America Sales
Guy Gauvin(5)	2006	154,458	10,000	36,354	37,790	107,204	—		345,806
Executive Vice President, Global Services
Divesh Sisodraker(5)(6)	2006	226,437	20,232	117,898	198,737	25,582	—		588,886
Former Executive Vice President and Chief Financial Officer

(1)	In the case of Ms. Murray and Mr. Sisodraker these amount reflect payments mandated pursuant to their employment agreements. In the case of all others, these payments reflect cash bonuses paid for achievement of objectives other than those set forth in our executive incentive compensation plan.

(2)	Reflects the compensation expense reported by us for these awards/grants in fiscal 2006 in accordance with FAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to 2006. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(3)	Ms. Murray joined us in September 2006.

(4)	Represents $23,062 of relocation expenses and $6,900 in corresponding tax reimbursement for the taxable portion of such relocation expenses.

(5)	Cash compensation was paid in Canadian dollars. Such amounts were converted to US dollars using the average conversion rate of 0.8581 Canadian dollars per US dollar on December 31, 2006.

(6)	Mr. Sisodraker resigned as executive vice president and chief financial officer in September 2006, although his employment with us continued through December 31, 2006.

Grants of Plan-Based Awards in 2006

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2006 under any plan.

		Estimated Possible Payouts		All Other	All Other
		Under Non-Equity Incentive		Stock	Option
		Plan Awards(1)		Awards:	Awards:
						Exercise
						or Base	Grant Date
				Number of	Number of	Price of	Fair Value of
				Shares of	Securities	Option	Stock and
	Grant	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	($)	($)	Units (#)	Options (#)	($)	Awards ($)(2)

Michael Gregoire	—	300,000	300,000	—	—	—	—
Katy Murray	9/29/06	—	—	20,000	—	—	202,400
	9/29/06	—	—	—	125,000	10.12	728,975
	—	67,500	90,000	—	—	—	—
Bradford Benson	5/31/06	—	—	40,000	—	—	476,000
	—	190,000	208,750	—	—	—	—
Jeffrey Carr	5/31/06	—	—	40,000	—	—	476,000
	—	250,000	410,000	—	—	—	—
Guy Gauvin	5/31/06	—	—	20,000	—	—	238,000
	—	140,320	188,022	—	—	—	—
Divesh Sisodraker	5/31/06	—	—	10,000	—	—	119,000
	—	60,000	82,500

(1)	Except with respect to Mr. Gregoire, cash bonuses for the quarter ended June 30, 2006, were not paid as a result of our failure to achieve corporate objectives. The following table details the bonus foregone by the named executive officer in the second quarter of 2006, but that are reflected the table above:

	Target	Maximum
Name	($)	($)

Katy Murray	N/A	N/A
Bradford Benson	40,000	45,000
Jeffrey Carr	50,000	90,000
Guy Gauvin	28,080	40,014
Divesh Sisodraker	20,000	27,500

(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table presents information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of the end of fiscal 2006.

			Option Awards					Stock Awards
										Market
										Value of
			Number of Securities					Number		Shares or
			Underlying Unexercised					of Shares		Units of
			Options (#)					or Units		Stock
						Option		of Stock		That
		Vesting				Exercise	Option	That		Have Not
	Grant	Commencement				Price	Expiration	Have Not		Vested
Name	Date	Date(1)	Exercisable		Unexercisable	($)	Date	Vested (#)		($)(2)

Michael Gregoire	12/14/05	12/14/05	25,000		75,000	13.75	12/14/15	—		—
	4/15/05	3/14/05	260,424		334,830	13.50	4/15/15	—		—
Katy Murray	9/29/06	10/1/06	—		—	—	—	20,000		273,400
	9/29/06	9/18/06	—		125,000	10.12	9/29/16	—		—
Bradford Benson	5/31/06	4/1/06	—		—	—	—	35,000		478,450
	4/27/05	1/1/05	11,979		13,021	13.50	4/27/15	—		—
	4/15/05	1/1/05	35,936		39,064	13.50	4/15/15	—		—
Jeffrey Carr	5/31/06	4/1/06	—		—	—	—	35,000		478,450
	12/8/04	11/15/04	60,763		55,903	13.50	12/8/14	—		—
Guy Gauvin	5/31/06	4/1/06	—		—	—	—	17,500		239,225
	3/17/04	1/1/04	9,114		3,386	18.00	3/17/14	—		—
	11/6/03	1/1/03	19,583		417	3.00	11/6/13	—		—
	2/22/02	1/23/01	45,968	(3)	—	3.00	2/22/12	—		—
	9/1/00	9/15/00	5,000	(3)	—	5.70	9/1/10	—		—
	9/6/99	9/6/99	36,666	(4)	—	3.84	9/6/09	—		—
Divesh Sisodraker	5/31/06	4/1/06	—		—	—	—	10,000	(5)	136,700
	4/27/05	4/4/05	41,666		—	13.50	3/29/07	—		—

(1)	Unless otherwise indicated, all options granted to named executive officers vest over a four-year period, at a rate of 1/4th upon the first anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter and all stock awards vest at a rate of 1/16th per quarter beginning on the vesting commencement date.

(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $13.67, the closing price on the NASDAQ Global Market of Taleo’s Class A common stock on December 29, 2006, the last business day of fiscal 2006, by (ii) the number of shares or units of stock.

(3)	These options vested over a three-year period, at a rate of 1/3rd upon the first anniversary of the vesting commencement date and then at a rate of 1/36th per month thereafter.

(4)	This option vested 46% on the grant date, then 27% on the first anniversary of the grant date, and then 27% on November 6, 2001.

(5)	Mr. Sisodraker’s restricted stock units vested on January 2, 2007.

2006 Option Exercises and Stock Vested

The following table presents information concerning the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during fiscal 2006 for each of the named executive officers.

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)		Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Michael Gregoire	—		—	—	—
Katy Murray	—		—	—	—
Bradford Benson	—		—	5,000	54,650
Jeffrey Carr	—		—	5,000	54,650
Guy Gauvin	79,032	(3)	819,352	2,500	27,325
Divesh Sisodraker	—		—	—	—

(1)	Reflects the difference between the market price of Taleo’s Class A common stock at exercise and the exercise price of the option.

(2)	Reflects the closing price of Taleo’s Class A common stock on the vesting date.

(3)	Mr. Gauvin’s exercises were made pursuant to a Rule 10b5-1 trading plan.

Potential Payments upon Termination or Change of Control

Termination or Change of Control Arrangements

Employment Agreement with Michael Gregoire

On March 14, 2005, Taleo entered into an employment agreement with Mr. Gregoire, Taleo’s president and chief executive officer. Under the employment agreement, in the event Mr. Gregoire’s employment is terminated by Taleo without cause or Mr. Gregoire resigns for good reason, as such terms are defined in the employment agreement, Mr. Gregoire will receive a severance payment equal to 12 months of his then current annual base salary payable in one lump-sum within 30 days of such termination or resignation, and continued participation in our health insurance plan for 12 months. In addition, the vesting schedule of Mr. Gregoire’s outstanding equity awards will accelerate by 12 months, and he will be permitted to exercise vested options for 12 months following termination of employment.

In addition to the foregoing severance benefits, upon a change of control, as such term is defined in the employment agreement, Mr. Gregoire will receive immediate vesting with respect to 50% of his outstanding equity awards. If, within 60 days before or 18 months following a change of control, Mr. Gregoire’s employment is terminated without cause or Mr. Gregoire resigns for good reason, he will be entitled to receive a severance payment equal to 12 months of his then current annual base salary plus 100% of his target bonus for the year of termination, and all of Mr. Gregoire’s unvested stock options will vest immediately. Mr. Gregoire is entitled to a gross-up payment, not to exceed $2,000,000, for any excise tax liabilities under Section 280G of the Internal Revenue Code.

Also, Mr. Gregoire is subject to a nonsolicitation covenant for 12 months following termination of employment, as well as customary confidentiality and nondisclosure covenants for the term of employment and thereafter.

Employment Agreement with Katy Murray

On August 4, 2006, Taleo entered into an employment agreement with Ms. Murray, Taleo’s executive vice president and chief financial officer. Under the employment agreement, in the event Ms. Murray’s employment is terminated by us without cause or Ms. Murray resigns for good reason, as such terms are defined in the employment agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, Ms. Murray’s outstanding equity awards will continue to vest or be released from restriction for six months from the date of termination of employment.

Further, in the event Ms. Murray’s employment is terminated without cause or Ms. Murray resigns for good reason, within one year following a change of control, as such term is defined in the Employment Agreement, Ms. Murray will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of her then current annual base salary for 12 months, (iii) bonus payments at her then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Ms. Murray elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Ms. Murray becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Ms. Murray’s outstanding equity awards will vest or be released from restriction immediately.

Also, Ms. Murray is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Bradford Benson

On March 8, 2006, Taleo entered into an employment agreement with Mr. Benson, Taleo’s executive vice president, products and technology. Under the employment agreement, in the event Mr. Benson’s employment is terminated by Taleo without cause or Mr. Benson resigns for good reason, as such terms are defined in the employment agreement, Mr. Benson will receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Mr. Benson elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Benson becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, the vesting schedule of Mr. Benson’s outstanding equity awards will accelerate by six months.

Further, in the event Mr. Benson’s employment is terminated without cause or Mr. Benson resigns for good reason, within one year following a change of control, as such term is defined in the employment agreement, he will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for 12 months, (iii) bonus payments at his then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Mr. Benson elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Benson becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Benson’s outstanding equity awards will vest immediately.

Also, Mr. Benson is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Jeffrey Carr

On March 8, 2006, Taleo entered into an employment agreement with Mr. Carr, Taleo’s executive vice president, global marketing and America sales. Under the employment agreement, in the event Mr. Carr’s employment is terminated by Taleo without cause or Mr. Carr resigns for good reason, as such terms are defined in the employment agreement, Mr. Carr will receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for six months, and (iii) reimbursement of COBRA premiums provided Mr. Carr elects to continue coverage until the earlier of (1) six months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Carr becomes eligible for substantially equivalent health insurance in connection with new or self-employment.

In addition, the vesting schedule of Mr. Carr’s outstanding equity awards will accelerate by six months, which awards shall be exercisable for six months after the date of termination.

Further, in the event Mr. Carr’s employment is terminated without cause or Mr. Carr resigns for good reason, within one year following a change of control, as such term is defined in the employment agreement, he will be entitled to receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for 12 months, (iii) bonus payments at his then current rate for 12 months, and (iv) reimbursement of COBRA premiums provided Mr. Carr elects to continue coverage until the earlier of (1) 12 months following termination or resignation, (2) the expiration of coverage, or (3) the date Mr. Carr becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, all of Mr. Carr’s outstanding equity awards will vest immediately, which awards shall be exercisable until the earlier of (i) the expiration of 6 months from Executive’s date of termination, or (ii) the later of (1) December 31st of the calendar year in which such option would have expired pursuant to its original terms, or (2) the 15th day of the third month following the date which such option would have expired pursuant to its original terms. Mr. Carr is entitled to a gross-up payment, not to exceed $200,000, for any excise tax liabilities under Section 280G of the Internal Revenue Code.

Also, Mr. Carr is subject to nonsolicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Employment Agreement with Guy Gauvin

On March 8, 2006, Taleo (Canada) Inc., a subsidiary of Taleo, entered into an employment agreement with Mr. Gauvin, Taleo’s executive vice president, global services. Under the employment agreement, in the event Mr. Gauvin’s employment is terminated by Taleo without cause or Mr. Gauvin resigns for good reason, as such terms are defined in the employment agreement, Mr. Gauvin will receive (i) prorated bonus payments for any partially completed bonus periods, at an assumed 100% goal achievement rate, (ii) continued payment of his then current annual base salary for 12 months, and (iii) reimbursement of health coverage premiums for 12 months following termination or resignation or until the date Mr. Gauvin becomes eligible for substantially equivalent health insurance in connection with new or self-employment. In addition, the vesting schedule of Mr. Gauvin’s outstanding equity awards will accelerate by six months. If, within one year following a change of control, as such term is defined in the employment agreement, Mr. Gauvin’s employment is terminated without cause or Mr. Gauvin resigns for good reason, he will be entitled to receive the severance payments described above, as well as bonus payments at his then current rate for 12 months, except that all of Mr. Gauvin’s outstanding equity awards will vest immediately.

Also, Mr. Gauvin is subject to nonsolicitation and noncompetition covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

Estimated Payments upon Termination or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of Taleo’s common stock is the closing price on the NASDAQ Global Market as of that date ($13.67). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments
		Upon Involuntary
		Termination Other
		Than for Cause or
		Voluntary Termination
		for Good Reason
		Prior to	After
		Change in	Change in
Name	Type of Benefit	Control ($)	Control ($)(1)

Michael Gregoire	Cash Severance — Base Salary	300,000	300,000
	Cash Severance — Bonus	—	300,000
	Vesting Acceleration(2)	25,298	56,921
	Continued Coverage of Employee Benefits(3)	21,094	21,094
	Tax Gross-up(4)	—	—

	Total Termination Benefits:	346,392	678,015
Katy Murray	Cash Severance — Base Salary	137,500	275,000
	Cash Severance — Bonus	—	150,000
	Vesting Acceleration(2)	34,175	717,150
	Continued Coverage of Employee Benefits(3)	3,080	6,160

	Total Termination Benefits:	174,755	1,148,310
Bradford Benson	Cash Severance — Base Salary	100,000	200,000
	Cash Severance — Bonus	—	175,000
	Vesting Acceleration(2)	70,475	487,304
	Continued Coverage of Employee Benefits(3)	3,080	6,160

	Total Termination Benefits:	173,555	868,464
Jeffrey Carr	Cash Severance — Base Salary	125,000	250,000
	Cash Severance — Bonus	—	250,000
	Vesting Acceleration(1)	70,829	487,953
	Continued Coverage of Employee Benefits(3)	10,547	21,094
	Tax Gross-up	—	200,000

	Total Termination Benefits:	206,376	1,209,047
Guy Gauvin	Cash Severance — Base Salary	154,458	154,458
	Cash Severance — Bonus	—	120,134
	Vesting Acceleration(2)	38,624	243,674
	Continued Coverage of Employee Benefits(3)	1,911	1,911

	Total Termination Benefits:	194,993	520,177

(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason within one year of a change in control, or, with respect to Mr. Gregoire sixty days before or eighteen months following a change in control.

(2)	Reflects the aggregate market value of unvested option grants and unvested stock awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $13.67 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 29, 2006. For unvested stock awards, aggregate market value is computed by multiplying (i) $13.67, by (ii) the number of unvested shares at December 29, 2006. In addition, upon a change in control, Mr. Gregoire will receive an additional $28,461 in connection with the accelerated vesting of 50% of his outstanding equity awards.

(3)	Reflects the annual cost of health coverage (COBRA for US employees) to maintain the benefits currently provided.

(4)	Assuming a termination date of December 29, 2006 and a price per share of $13.67, the Company believes that Mr. Gregoire would not have been entitled to a gross-up payment for any excise tax liabilities under Section 280G of the Internal Revenue Code.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2006. Mr. Gregoire, who is an employee, does not receive additional compensation for his service as a director.

	Fees Earned or Paid in	Option Awards	Total
Name	Cash ($)(1)	($)(2)(3)(4)(5)	($)

Mark Bertelsen(6)	30,000	141,683	171,683
Patrick Gross	9,167	16,599	25,766
Howard Gwin	38,345	74,873	113,218
Eric Herr	52,500	75,410	127,910
James Maikranz(7)	18,333	97,023	115,356
Greg Santora(8)	—	2,737	2,737
Jeffrey Schwartz	31,250	172,115	203,365
Louis Tetu(5)(9)	143,017	211,241	354,258
Michael Tierney	40,000	172,115	212,115

(1)	In fiscal 2006, each director may elect to receive up to 50% of his compensation in cash, with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. For fiscal 2006, the directors elected to receive their compensation in the form of restricted stock grants in the following amounts: $14,996 for Mr. Bertelsen; $6,867 for Mr. Gross; $11,866 for Mr. Gwin; $13,114 for Mr. Herr; $15,610 for Mr. Schwartz and $19,999 for Mr. Tierney. These amounts are reflected in the table above.

(2)	Reflects the compensation expense reported by us for these awards/grants in fiscal 2006 in accordance with FAS 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions), and thus may include amounts for awards granted in and prior to 2006. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007. These amounts do not purport to reflect the value that will be recognized by the directors upon sale of the underlying securities.

(3)	In fiscal 2006, our non-employee directors except for Mr. Tetu received the following options to purchase shares of our common stock:

		Number	Exercise Price	Grant Date
Name	Grant Date	of Shares	per Share($)	Fair Value($)

Mark Bertelsen	6/15/06	6,000	11.07	36,601
	6/19/06	20,000	11.52	121,728
Patrick Gross	8/31/06	25,000	10.51	149,118
Howard Gwin	6/15/06	6,000	11.07	36,601
	6/19/06	11,667	11.52	77,068
Eric Herr	6/15/06	6,000	11.07	36,601
	6/19/06	11,667	11.52	77,068
James Maikranz	6/15/06	6,000	11.07	36,601
	6/19/06	11,667	11.52	77,068
Greg Santora	12/15/06	25,000	13.58	187,493
Jeffrey Schwartz	6/15/06	6,000	11.07	36,601
	6/19/06	25,000	11.52	152,160
Michael Tierney	6/15/06	6,000	11.07	36,601
	6/19/06	25,000	11.52	152,160

(4)	As of December 31, 2006, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Aggregate
Number of
Name	Shares

Mark Bertelsen	26,000
Patrick Gross	25,000
Howard Gwin	31,000
Eric Herr	31,000
James Maikranz	—
Greg Santora	25,000
Jeffrey Schwartz	31,000
Louis Tetu	634,899
Michael Tierney	31,000

(5)	Mr. Tetu, who was an employee until March 2006, received $35,754 in compensation as an employee that is not reflected in the table. Mr. Tetu also received an option to purchase 100,000 shares of our Class A common stock on February 3, 2006 at an exercise price of $13.94, which had a grant date fair value of $801,530. This option was granted to Mr. Tetu for fiscal 2005 performance as an employee. The total fiscal 2006 expense recognized for financial statement reporting purposes, in accordance with FAS 123(R), (disregarding an estimate of forfeitures related to service-based vesting conditions) for all Mr. Tetu’s option awards was $232,887. Included in this amount was $211,241 related to the time period when Mr. Tetu was a non-employee director, which amount is reflected in the table above, and $21,646 related to the time period when Mr. Tetu was an employee, which is not reflected in the table above.

(6)	Mr. Bertelsen resigned from the board of directors in February 2007.

(7)	Mr. Maikranz resigned from the board of directors in August 2006.

(8)	Mr. Santora joined the board of directors in December 2006.

(9)	Cash compensation was paid in Canadian dollars. Such amounts were converted to US dollars using the average conversion rate of 0.8581 Canadian dollars per US dollar on December 31, 2006.

Standard Director Compensation Arrangements

Taleo uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Stock Plan. Any change in director compensation is approved by the Board of Directors.

For fiscal 2007, the Board of Directors retained the director compensation policy that was adopted at the beginning of fiscal 2006 except with respect to the compensation for the Chairman of the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. Taleo’s non-employee directors currently receive the following cash compensation:

•	a cash payment of $25,000 per year for board membership;

•	a cash payment of $25,000 per year for serving as chairman of the Audit Committee, or a cash payment of $12,500 per year for serving as a member of the Audit Committee;

•	a cash payment of $7,500 per year for serving as chairman of the Compensation Committee, or a cash payment of $3,750 per year for serving as a member of the Compensation Committee; and

•	a cash payment of $5,000 per year for serving as chairman of the Corporate Governance and Nominating Committee, or a cash payment of $2,500 per year for serving as a member of the Corporate Governance and Nominating Committee.

Each director may elect to receive up to 50% of such payments in cash, with the balance paid in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. Directors do not receive cash compensation for attending meetings of the Board of Directors or board committees.

Equity Compensation

In addition to the restricted stock awards described above, our non-employee directors received automatic grants of options to purchase shares of our common stock pursuant to our 2004 Stock Plan. Upon joining the Board of Directors, a new non-employee director would be eligible to receive an initial, one-time option to purchase 25,000 shares, which vests as to one-third of the shares on each anniversary of the grant date. In addition, our non-employee directors who have been directors for at least six months as of the date of the annual meeting of stockholders receive an option to purchase 6,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant.

Because the current director compensation arrangements became effective in January 2006, non-employee directors who were appointed prior to January 2006 were granted a one-time option to purchase 25,000 shares to match the initial option grant described above.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Taleo.

Compensation Arrangement with Eric Herr

Mr. Herr was appointed chairman of the board on March 16, 2007. In this role, he will receive cash compensation of $37,500 per quarter. Mr. Herr may elect to receive up to 100% of such payments in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. In addition, Mr. Herr will receive a one-time grant of an option to purchase 25,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant and Mr. Herr remains eligible to receive an automatic option as of the date of the 2007 annual meeting of stockholders to purchase 6,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant. Mr. Herr does not receive cash compensation for attending meetings of the Board of Directors.

Compensation Arrangement with Louis Tetu

On March 8, 2006, Taleo entered into a cessation of employment and board compensation agreement with Louis Tetu. Pursuant to this agreement, Taleo paid Mr. Tetu $143,017 from March 1, 2006 through December 31, 2006. Beginning January 1, 2007, Mr. Tetu’s compensation is determined in accordance with Taleo’s standard director compensation arrangements.

On April 2, 2007, Taleo entered into a consulting agreement with LT Management Inc. Mr. Tetu is the sole shareholder of LT Management Inc. Pursuant to the consulting agreement, Mr. Tetu will perform certain sales support services for Taleo, and Taleo will pay Mr. Tetu CAD $12,500 per quarter. The consulting agreement terminates on December 31, 2007.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Taleo’s equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities to	Weighted-Average	Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column(a)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders(1)	3,982,309	9.95	1,302,400	(1)
Equity compensation plans not approved by security holders(2)	341,366	13.76	58,634

Total	4,323,675		1,361,034

(1)	Included in this amount are 435,487 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	Amounts correspond to Taleo’s 2005 Stock Plan. In August 2005, the Board of Directors reserved 400,000 shares of Class A common stock under the 2005 Stock Plan for the grant of nonstatutory stock options to Taleo’s employees and consultants. The maximum term of a stock option granted under the 2005 Stock Plan is ten years. Generally, stock options will terminate three months after the optionee’s service to us or a parent or subsidiary company ends. If the termination is due to the optionee’s death or disability, the exercise period generally is extended to 12 months after death or termination of employment. Stock options granted under the 2005 Stock Plan are not transferable and may be exercised only by the optionee during his or her lifetime (or by his or her designated beneficiary or heir). The 2005 Stock Plan provides that in the event of a merger or sale of substantially all of our assets, the successor corporation will assume or substitute each outstanding option. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the outstanding option, including shares which would not otherwise be exercisable, for a period of time as determined by the administrator. The option will terminate upon expiration of such period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Taleo’s Class A common stock and Class B common stock, as of April 20, 2007, for the following:

•	Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	Each of our non-employee directors;

•	Each of our named executive officers; and

•	All directors and current executive officers of Taleo as a group.

	Shares Beneficially Owned(2)				% of
	Class A Common Stock		Class B Common Stock		Total
	Number of		Number of		Voting
Name of Beneficial Owner(1)	Shares	%	Shares	%	Power

5% Stockholders:
Bain Capital Funds(3)	3,314,497	14	—	—	13
111 Huntington Avenue Boston, MA 02199
Seneca Investments LLC(4)	2,123,637	9	—	—	8
45 Rockefeller Plaza, Suite 2000 New York, NY 10111
Charles Sirois(5)	3,069,229	13	251,371	19	13
1000 de La Gauchetiere Street West Montreal, QC Canada H3B 4W8
T. Rowe Price Associates, Inc.(6)	3,757,464	16	—	—	15
100 E. Pratt Street Baltimore, Maryland 21202
Wells Fargo & Company(7)	1,524,767	6	—	—	6
420 Montgomery Street San Francisco, CA 94104
Non-Employee Directors:
Gary Bloom	405	*	—	—	*
Patrick Gross	1,774	*	—	—	*
Howard Gwin(8)	23,716	*	—	—	*
Eric Herr(9)	33,811	*	—	—	*
Greg Santora	604	*			*
Jeffrey Schwartz(3)(10)	3,348,015	14	—	—	13
Louis Tetu(11)	308,182	1	602,977	44	4
Michael Tierney(4)(12)	2,167,821	9	—	—	9
Named Executive Officers:
Michael Gregoire(13)	295,225	1	—	—	1
Katy Murray	22,030	*	—	—	*
Bradford Benson(14)	97,648	*	—	—	*
Jeffrey Carr(15)	117,098	*	—	—	*
Guy Gauvin(16)	60,466	*	—	—	*
Divesh Sisodraker	10,970	*	—	—	*
All directors and current executive officers as a group (13 persons)(17)	6,476,795	27	602,977	44	28

*	Represents less than 1%.

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, California 94568.

(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 20, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 23,863,938 shares of Class A common stock and 1,356,359 shares of Class B common stock outstanding on April 20, 2007.

(3)	Includes (i) 2,848,561 shares of Class A common stock held by Bain Capital Venture Fund 2001, L.P. (“BCVF”), whose sole general partner is Bain Capital Venture Partners, L.P. (“BVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”), (ii) 394,234 shares of Class A common stock held by BCIP Associates II (“BCIP II”), whose sole managing partner is Bain Capital Investors, LLC (“BCI”), and (iii) 71,702 shares of Class A common stock held by BCIP Associates II-B (“BCIP II-B”), whose sole managing partner is BCI. Mr. Michael A. Krupka is the sole managing member of BCVI. BCVI is attorney-in-fact of BCI. Jeffrey Schwartz, one of our directors, is a limited partner of BVP, a member of BCI, a member and a Managing Director of BCVI and a partner of BCIP II. Accordingly, he may be deemed to beneficially own the shares held by BCVF, BCIP II and BCIP II-B. Mr. Schwartz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2007.

(4)	Michael Tierney, one of our directors, is the chief executive officer of Seneca Investments LLC. In addition, Mr. Tierney is the majority owner of PGNT Management LLC, which is the majority owner of Seneca Investments LLC. Accordingly, he may be deemed to have voting and dispositive power and beneficially own the shares held of record by Seneca. Mr. Tierney disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 26, 2007.

(5)	Includes (i) 1,341,854 shares of Class A common stock held by Telesystem Special Fund I L.P., (ii) 1,727,375 shares of Class A common stock held by Telesystem Software Ventures Limited Partnership, and (iii) 251,371 shares of Class B common stock held by a wholly-owned subsidiary of Placements Charles Sirois Inc. As the controlling shareholder of Placements Charles Sirois Inc., Mr. Charles Sirois is deemed to beneficially own the shares of Class A common stock deemed to be beneficially owned by Placements Charles Sirois Inc. because he has the sole power to vote or to direct the voting of these shares and he has the sole power to dispose or to direct the disposition of these shares. Placements Charles Sirois Inc. is deemed to beneficially own the shares of Class A common stock held by Telesystem Special Fund I L.P and Telesystem Software Ventures Limited Partnership through various entities. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 31, 2007.

(6)	Includes (i) 2,671,464 shares of Class A common stock held by T. Rowe Price Associates, Inc. and (ii) 1,086,000 shares of Class A common stock held by T. Rowe Price New Horizons Fund, Inc. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2007.

(7)	This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2007.

(8)	Includes 22,111 shares subject to options that are exercisable within 60 days of April 20, 2007.

(9)	Includes 31,000 shares subject to options that are exercisable within 60 days of April 20, 2007.

(10)	Includes (i) 31,000 shares subject to options that are exercisable within 60 days of April 20, 2007, and (ii) 3,314,497 shares held by the Bain Capital Funds. See footnote (3) above.

(11)	Includes 208,182 shares subject to options that are exercisable within 60 days of April 20, 2007.

(12)	Includes (i) 10,000 shares held by Nikita Group Retirement Plan and Trust, of which Mr. Tierney is a 50% owner, (ii) 3,184 shares held by Mr. Tierney, (iii) 31,000 shares subject to options that are exercisable within 60 days of April 20, 2007, and (iv) 2,123,637 shares held by Seneca Investments LLC. See footnote (4) above.

(13)	Includes 285,225 shares subject to options that are exercisable within 60 days of April 20, 2007.

(14)	Includes 60,416 shares subject to options that are exercisable within 60 days of April 20, 2007.

(15)	Includes 75,346 shares subject to options that are exercisable within 60 days of April 20, 2007.

(16)	Includes 57,343 shares subject to options that are exercisable within 60 days of April 20, 2007.

(17)	Includes 801,623 shares subject to options that are exercisable within 60 days of April 20, 2007. Excludes Mr. Sisodraker as he is no longer an executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. Taleo will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to Taleo. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

Investor Rights Agreement

Taleo has entered into an investor rights agreement with certain of its stockholders, including certain directors, holders of 5% or more of Taleo’s capital stock (“5% Stockholders”) and entities affiliated with such directors and 5% Stockholders. The terms of the investor rights agreement provide holders who previously held shares of preferred stock prior to Taleo’s initial public offering in October 2005, which shares converted into shares of Class A common stock upon the completion of the offering, with certain rights in regard to those shares, including registration rights, demand registration rights, piggy-back registration rights, transfer restrictions, rights of first refusal on issuances of Taleo’s capital stock and restricted share transactions, co-sale or drag-along rights, and other investor rights and obligations as described in the agreement. The registration rights survived Taleo’s initial public offering and will terminate upon the earlier of (i) five years following the completion of the initial public offering, or October 2010, or (ii) with respect to the registration rights of an individual holder, when the holder holds less than 1% of Taleo’s outstanding stock and when the holder can sell all of the holder’s shares in any three-month period pursuant to Rule 144 under the Securities Act of 1933, as amended. The majority of the other rights described above terminated upon the completion of Taleo’s initial public offering.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Taleo’s executive officers and directors, and persons who own more than 10% of a registered class of Taleo’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish Taleo with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to Taleo and written representations that no other forms were required to be filed during 2006, Taleo believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Louis Tetu filed a late Form 4 reporting one transaction in July 2006.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Taleo’s management and the independent registered public accounting firm and their activities with respect to Taleo’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Deloitte & Touche LLP and management;

•	discussed with Deloitte & Touche LLP, Taleo’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Deloitte & Touche LLP their independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Taleo’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Greg Santora
Howard Gwin
Michael Tierney

OTHER MATTERS

Taleo knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as Taleo may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed on the enclosed proxy card, or by executing and returning the accompanying proxy in the enclosed envelope.

THE BOARD OF DIRECTORS

Dublin, California
May 7, 2007

Taleo Corporation

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 6, 2007.
Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:*	For	Withhold		For	Withhold		For	Withhold
	01 — Michael Gregoire	☐	☐	02 — Eric Herr	☐	☐	03 — Michael Tierney	☐	☐
*To serve as Class II Directors for a term of three years or until their respective successors have been duly elected and qualified, except as noted.

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Taleo’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

3.	In their discretion, the proxies and attorneys-in-fact are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Taleo Corporation

ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF TALEO CORPORATION
The undersigned stockholder of Taleo Corporation (“Taleo”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated May 7, 2007, and, revoking all prior proxies, hereby appoints Michael Gregoire and Katy Murray, or either of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Taleo to be held on June 7, 2007 at 3:00 p.m., Pacific time, at Taleo’s principal executive offices located at 4140 Dublin Boulevard, Suite 400, Dublin, California 94568 and at any adjournment or postponement thereof, and to vote all shares of Class A common stock and Class B common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.
The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposal 2.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.